EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
•Registration Statement (Form S-8 No. 333-2265375) pertaining to the 2022 Omnibus Incentive Plan of Granite Point Mortgage Trust Inc.;
•Registration Statement (Form S-3ASR No. 333-258719) pertaining to the registration of common stock, preferred stock, depositary shares, debt securities and 6,065,820 shares of common stock (which are subject to the exercise of certain outstanding warrants and may be offered and sold from time to time) of Granite Point Mortgage Trust Inc.;
•Registration Statement (Form S-8 No. 333-218908) pertaining to the 2017 Equity Incentive Plan of Granite Point Mortgage Trust Inc., and
•Registration Statement (Form S-3 No. 333-226128) pertaining to the registration of common stock, preferred stock, debt securities, and depository shares of Granite Point Mortgage Trust Inc.
of our reports dated March 1, 2024, with respect to the consolidated financial statements and schedule of Granite Point Mortgage Trust Inc. and the effectiveness of internal control over financial reporting of Granite Point Mortgage Trust Inc. included in this Annual Report (Form 10-K) of Granite Point Mortgage Trust Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
March 1, 2024